Exhibit 4.3

INSTRUCTIONS FOR USE OF FULL HOUSE RESORTS, INC.

RIGHTS CERTIFICATES

CONSULT AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (THE “SUBSCRIPTION AGENT”)
OR YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (as such term is defined in the Prospectus) by Full House Resorts, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.0001 per share, as described in the Company's prospectus (the “Prospectus”) dated [_________], 2016 (the “Rights Distribution Date”). In the rights distribution (as such term is defined in the Prospectus), holders of record of shares of the Company's common stock (each a “Rightsholder”) received a non-transferable subscription right (a “Right”) to purchase shares of our common stock as described in the Prospectus. Under the basic subscription right, each whole right entitles a Rightsholder to one share of common stock for each 4.9449 shares of the Company’s common stock held as of 5:00 p.m. Pacific Time, on August 25, 2016 (the “Record Date”) at the subscription price of $1.30 per share (the “Subscription Price”). In addition, subject to proration, each Rightsholder that fully exercises its basic subscription right with respect to all rights that it holds in the same capacity pursuant to a single rights certificate also has an oversubscription right, under which such Rightsholder has the right to subscribe at the Subscription Price for additional shares of common stock, including those not purchased by other Rightsholders, up to an amount that is five times such Rightsholder’s basis subscription amount and to the extent available following the purchase of 1,000,000 shares by the standby purchaser. If we receive oversubscription requests for more shares of our common stock than we have available for oversubscription, each requesting Rightsholder will receive its pro rata portion of the available shares based on the number of shares it purchased under its basic subscription right. If, following allocation of available shares to all oversubscribing Rightsholders, we have allocated fewer than 3,846,154 shares (including the first 1,000,000 shares allocated to the standby purchaser), the standby purchaser will purchase the remaining shares.

The Right will expire at 5:00 p.m., Eastern Time, on [________], 2016, unless extended as described in the Prospectus (the “Expiration Time”).

AS DESCRIBED IN THESE INSTRUCTIONS, YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED BELOW AND IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

Below is a list of the key dates for the rights offering of which you should be aware. With the exception of the Record Date and Rights Distribution Date, such dates are subject to change in the event the Company's board of directors determines to extend the rights offering. For more information regarding these dates, we encourage you to review the section of the Prospectus entitled “The Rights Offering,” as this portion of the Prospectus describes other timing considerations of which you should be aware regarding the rights offering.

Date	Event / Action
5:00 p.m., Pacific time, on August 25, 2016	Record Date
5:00 p.m., Eastern time, on [____], 2016	Rights Distribution Date
[____], 2016	Commencement of the Rights Offering
5:00 p.m., Eastern time, on [____], 2016	Expiration of the Rights Offering.

No fractional rights or cash in lieu thereof was issued or paid. Fractional shares will be rounded up to the nearest whole number in order to avoid issuing fractional shares. Nominee holders of the Company's common stock that held, on the Record Date, shares for the account(s) of more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise such beneficial owners' basic subscription right and oversubscription right as described below.

The number of rights to which a holder of the Company's common stock is entitled is printed on the face of that holder's “Rights Certificate.” You should indicate your wishes with regard to the exercise of your rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

1.	EXERCISE YOUR RIGHTS AND SUBSCRIBE FOR SHARES OF COMMON STOCK (Section 1 of the Rights Certificate).

To exercise your Right, deliver your properly completed and executed Rights Certificate, by checking the boxes next to Section 1.A and 1.B, if applicable, and completing Section 1.C, together with payment in full of the Subscription Price for each share of common stock subscribed for pursuant to the basic subscription right and the oversubscription right, to the Subscription Agent.

Payment of the applicable Subscription Price must be made for the full number of shares of common stock being subscribed for by certified or personal check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order payable to: American Stock Transfer & Trust Company, LLC, as Subscription Agent.

THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON (I) THE CLEARANCE OF ANY UNCERTIFIED CHECK, OR (II) THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK OR OF ANY POSTAL, TELEGRAPHIC OR EXPRESS MONEY ORDER.

If paying by uncertified personal check, please note that the funds paid thereby may take approximately five business days to clear. Accordingly, Rightsholders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order.

Notice of Guaranteed Delivery. Alternatively, you may deliver a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of rights represented by your Rights Certificate, the number of Rights being exercised pursuant to the basic subscription right and the number of shares of common stock, if any, being subscribed for pursuant to the oversubscription right, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within three business days following the date of the Notice of Guaranteed Delivery. Delivery information for the Subscription Agent is listed below.. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within three business days of the Notice of Guaranteed Delivery.

Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from Full House Resorts, Inc. at the address, or by calling the telephone number, indicated below.

Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with any exercise of the oversubscription right, the aggregate number of Rights that have been exercised and the number of shares of common stock that are being subscribed for pursuant to the oversubscription right by each beneficial owner of Rights on whose behalf such nominee holder is acting. If more shares of common stock are subscribed for pursuant to the oversubscription right than are available for sale, such shares will be allocated, as described above, among Rightsholders of the Rights exercising their oversubscription right in proportion to the number of shares of common stock purchased pursuant to each such Rightholder’s basic subscription right.

The address of the Subscription Agent, if delivering by mail, hand or overnight courier, is as follows:

American Stock Transfer & Trust Company, LLC
Attn: Corporate Actions Department
6201 15th Avenue
Brooklyn, New York 11219
Phone: (718) 921-8200

The address and telephone number of Full House Resorts, for inquiries, information or requests for additional documentation are as follows:

Full House Resorts, Inc.
4670 S. Fort Apache Rd.
Suite 190
Las Vegas, NV 89147
Attn: Rights Offering
Phone: (702) 221-7800

If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the Subscription Price for the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the basic subscription right with respect to the maximum number of whole Rights which may be exercised for the aggregate Subscription Price transmitted or delivered by you, and to the extent that the aggregate Subscription Price transmitted or delivered by you exceeds the product of the applicable per share Subscription Price multiplied by the number of whole Rights evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the “Subscription Excess”), you will be deemed to have exercised your oversubscription right to purchase, to the extent available, that number of whole shares of common stock equal to the quotient obtained by dividing the Subscription Excess by the applicable per share Subscription Price, subject to the limit on the number of shares of common stock available to be purchased in the Rights Offering and applicable proration.

Conditions to Completion of the Rights Offering. There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the rights expire.

Delivery of Shares of Common Stock. As soon as practicable after the Expiration Time, the following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in Section 1 of your Rights Certificate.

Subscription Right. The Subscription Agent will deliver to each validly exercising Rightsholder shares of common stock purchased pursuant to such exercise including the number of shares of common stock allocated to and purchased by such Rightsholder pursuant to its oversubscription right. The Subscription Agent will effect delivery of the subscribed-for shares of common stock through the Subscription Agent's book-entry registration system by mailing to each subscribing Rightsholder a statement of holdings detailing such Rightsholder’s subscribed-for shares of common stock and the method by which the subscribing Rightsholder may access its account. See “The Rights Offering-Subscription Rights” in the Prospectus.

Return of Excess Payments. The Subscription Agent will promptly deliver to each Rightsholder who exercises the oversubscription right any excess funds tendered, without interest or deduction, in payment of the Subscription Price for each share of common stock that is subscribed for by, but not allocated to, such Rightsholder pursuant to the oversubscription right.

2.	EXECUTION.

a.
Execution by Registered Holder(s). The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b.
Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

3.	METHOD OF DELIVERY.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by recognized overnight courier service or registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time. If paying by uncertified personal check, please note that the funds paid thereby may take approximately five business days to clear. Accordingly, Rightsholders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check or money order.

4.	SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.

If you are a broker, a dealer, a trustee or a depositary for securities that holds shares of Full House Resorts, Inc.’s common stock for the account of others as a nominee holder, you may, upon proper showing to the Subscription Agent, exercise your beneficial owners' basic subscription right and oversubscription right through The Depository Trust Company (“DTC”). You may exercise Rights held through DTC through DTC's PSOP Function on the “agent’s subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the Subscription Price and to deliver such amount to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares by the Expiration Time unless guaranteed delivery procedures are used.